                                 AMENDMENT NO. 1


                  AMENDMENT NO. 1 (the "Amendment"), dated as of March 30, 1998, to that certain Bridge Securities Purchase Agreement, dated as of February 6, 1998 (the "Purchase Agreement"; capitalized terms used herein and not defined shall have the meaning set forth in the Purchase Agreement), between Oxford Health Plans, Inc. (the "Company") and Oxford Funding, Inc. (the "Purchaser").

                              W I T N E S S E T H :

                  WHEREAS, pursuant to Section 10.2 of the Purchase Agreement, the Company, the Purchaser and each of the undersigned Holders hereby agree to amend or waive certain provisions of the Purchase Agreement as set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  SECTION ONE - Amendments. (a) There is hereby added the following Sections 6.28 through 6.32:

                  SECTION 6.28. Trigger Events. If one or more of the following events (each a "Trigger Event") shall have occurred:

                  (i) The TPG Investment Agreement has been terminated, has expired without the consummation of the transactions contemplated thereby, or has been modified in a manner adverse to the Purchaser in any material respect (as determined in the Purchaser's reasonable discretion);

                  (ii) TPG notifies the Company that, in its belief, an event which has had, or is reasonably likely to have, a Material Adverse Effect (as defined in the TPG Investment Agreement, a "TPG Material Adverse Effect") has occurred;

                  (iii) the Company has not received $350 million in gross proceeds from the issuance of equity securities on or prior to June 30, 1998 on terms and conditions satisfactory to the Purchaser in its reasonable discretion (it being understood that the consummation of the transactions contemplated by the TPG Investment Agreement shall be deemed to be satisfactory); provided, however, that such date shall be extended to August 31, 1998 if on June 30, 1998
(I) TPG advises the Purchaser in
writing that (A) to the best knowledge of TPG, as of such date, no event has occurred which has had a TPG Material Adverse Effect, (B) as of such date, TPG has not delivered to the Company, and has not received from the Company, any notification required pursuant to Section 7.03 of the TPG Investment Agreement, and, to its best knowledge, TPG is not and has not been required to deliver a notice pursuant to such Section 7.03 (or if a notice has been delivered or received, TPG has waived any conditions relating to the matters referenced in such notice (but solely to the extent of such referenced matters)) and (C) the condition set forth in Section 9.01(c) of the TPG Investment Agreement has been satisfied or waived and (II) the Company advises the Purchaser in writing that as of such date, the Company has not delivered to TPG, and has not received from TPG, any notification required pursuant to Section 7.03 of the TPG Investment Agreement, and, to its best knowledge, the Company is not and has not been required to deliver a notice pursuant to such Section 7.03 (or if a notice has been delivered or received, the Company has waived any conditions relating to the matters referenced in such notice (but solely to the extent of such referenced matters));

                  (iv) (A) the New York State Department of Insurance (the "Department") provides formal notification that (x) the aggregate contribution required by the Department in its response to the December 31, 1997 financial statements and related schedules and other information of Oxford Health Plans
(NY), Inc. and Oxford Health Insurance, Inc. (the "NY Subsidiaries") to be filed with the Department by the Company or the NY Subsidiaries no later than April 1, 1998 is more than $235 million to assure compliance as of December 31, 1997 with regulatory standards (after giving effect to contributions of $48 million and shares of common stock of FPA Medical Management, Inc. made after December 31,
1997) or (y) the aggregate contribution required by the Department for any period subsequent to December 31, 1997, when added to the contribution amount described in clause (x) above, is more than $400 million or (B) the Superintendent, Deputy Superintendent, Deputy Chief Examiner, General Counsel or other senior officer of the Department otherwise advises the Company, TPG or the Purchaser in writing that (w) the aggregate contribution required by the Department in its response to the filings referred to in clause (A) above is reasonably likely to be more than $235 million to assure compliance as of December 31, 1997 with regulatory standards (after giving effect to contributions of $48 million and shares of common stock of FPA Medical Management, Inc. made after December 31, 1997) or (z) the aggregate contribution required by the Department for any period subsequent to December 31, 1997, when added to the contribution amount described in clause (x) or (w) above, is reasonably likely to be more than $400 million and, in each case (w) and (z), such written advice is not withdrawn or modified to reflect a required contribution of less than $235 million or $400 million, as the case may be, within ten days after delivery thereof; provided, however, that the events described in (A) and (B) shall not constitute a Trigger Event if (I) TPG advises the Purchaser in writing that (x) such required contribution is not an event which constitutes a TPG Material Adverse Effect and (y) as of the date such advice is delivered to the Purchaser, TPG has not delivered to the Company, and has not received from the Company, any notification required pursuant to Section
7.03 of the TPG Investment Agreement, and, to its best knowledge, TPG is not and has not been required to deliver a notice pursuant to such Section 7.03 (or if a notice has been delivered or received, TPG has waived any conditions relating to the matters referenced in such notice (but solely to the extent of such referenced matters)) and (II) the Company advises the Purchaser in writing that as of the date such advice is delivered to the Purchaser, the Company has not delivered to TPG, and has not received from TPG, any notification required pursuant to Section 7.03 of the TPG Investment Agreement, and, to its best knowledge, the Company is not and has not been required to deliver a notice pursuant to such Section 7.03 (or if a notice has been delivered or received, the Company has waived any conditions relating to the matters referenced in such notice (but solely to the extent of such referenced matters)); provided, further, however, that upon the occurrence of any of the events described in (A) and (B) above, the Company shall comply with (vii)(A) below; or

                  (v) the failure by the Company to provide the Purchaser notice at least 10 business days prior to the occurrence of any of the events described in Section 8.1(e) of the Purchase Agreement.

                  THEN, in each case, the Company shall, within 10 days of the occurrence thereof, either:

                  (vi) (A) execute and deliver to the Purchaser a definitive agreement with respect to the issuance of equity securities resulting in gross proceeds to the Company of $350 million, on terms and with a party satisfactory to the Purchaser in its sole discretion, which agreement shall (x) contain no conditions other than the expiration of any waiting period (if applicable) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 ("HSR"), as amended, and
(y) provide that the purchaser of such equity securities is obligated to fund within 5 days of the earlier of the receipt of HSR approval or the termination of any applicable waiting period under the HSR, (B) file, and cause the purchaser of such equity securities to file an application under HSR (if applicable), and (C) consummate such transaction by no later than August 31, 1998 (which date shall be extended to September 30, 1998 if the date specified in clause (iii) of the first paragraph of this Section 6.28 has been extended to August 31, 1998 and the Trigger Event occurs after August 1, 1998); or

                  (vii) (A) provide the Purchaser with the option to designate in its sole discretion (subject to Section 6.31) up to such number of Directors, rounded up to the nearest whole number, which when added to the Purchaser Director, shall equal at least 33% of the total number of Directors on the Company's Board of Directors; (B) deliver a resolution of the Company's Board of Directors adopting a plan or proposal for refinancing the borrowings under the Notes, through the issuance of debt or equity securities or the entering into a strategic transaction (each an "Alternative Plan") acceptable to the Purchaser in its reasonable discretion (and in each case DLJ shall act in pursuing the Alternative Plan in the capacities for which it was retained in the Engagement Letter); and (C) retain DLJ to effect the implementation of the Alternative Plan in accordance with the terms set forth in Exhibit 1 hereto. The Company will cooperate with DLJ and use its best efforts to facilitate such process.

                  If the Company has not consummated the transaction described in paragraph (vi) above by August 31, 1998 (or September 30, 1998 if extended), the Company shall immediately take the actions described in paragraph (vii) above.

                  SECTION 6.29. Filings. The Company shall file, or caused to be filed, with the Department on or before April 1, 1998 all financial information required by the Department to be filed on or before such date.

                  SECTION 6.30. Observation Rights. The Company hereby grants to the Purchaser the right to observe all meetings and discussions of the Board of Directors of the Company or any committee or subcommittee thereof, whether formal or informal. The Company hereby grants to the Purchaser the right to designate the observer (the "Purchaser Observer"). The Company hereby grants to the Purchaser Observer the right to designate in its reasonable discretion at any time a Director to the Company's Board of Directors (the "Purchaser Director"). All observation rights under this Section 6.30 shall terminate upon the appointment of the Purchaser Director. The Purchaser Observer may be excluded from meetings and discussions if the Company determines that such exclusion is necessary for the Company, based on the advice of outside counsel, to preserve the attorney-client privilege between the Company and its counsel or between a Director and his or her counsel.

                  SECTION 6.31 Director Matters. Each Director designated by the Purchaser pursuant to the terms of this Agreement shall resign immediately upon the payment in full of all obligations owing under the Notes and this Agreement. If the Board of Directors shall determine in good faith in the exercise of its fiduciary duties, based on the advice of outside counsel, that nomination of any person designated by the Purchaser for election to the Board of Directors would not be in the best interests of the Company, then the Company shall promptly notify the Purchaser of such determination and thereafter the Purchaser may designate a new person for nomination for election to the Board of Directors. Without limiting the ability of the Purchaser to designate other persons, the Purchaser hereby submits to the Company the individuals listed on Schedule 6.31 for consideration by the Board of Directors. The Company shall cause the Board to approve, subject to the exercise of its fiduciary duties as described above, such individuals as suitable for election to the Board of Directors no later than May 1, 1998.

                  SECTION 6.32 Certain Notices. The Company hereby agrees to deliver promptly to the Purchaser a copy of all notices it delivers to or receives from TPG pursuant to Section 7.03 of the TPG Investment Agreement.

                  (b) The definition of "Consolidated Net Worth" is amended by substituting the following for clause (iv) thereof:

                  "(A) any operating losses incurred during the first two quarters of 1998 in an aggregate amount not to exceed $156.0 million,
         (B) any operating losses incurred during the first three quarters of 1998 in an aggregate amount not to exceed $167.5 million, and (C) any operating losses incurred during the full year of 1998 in an aggregate amount not to exceed $181.1 million."

                  (c) Section 6.18 (b) is amended by substituting therefor the following:

                  "(b) The Company will pay to the Purchaser a fee (the "Duration Fee") at the rate of one percent (1.00%) of the principal amount of the Notes outstanding on August 6, 1998, November 6, 1998 and February 6, 1999. The Duration Fee will be immediately due and payable on each such date."

                  (d) Section 1.1 is amended by adding the following definitions:

                  "TPG" means TPG Oxford LLC, a Delaware limited liability Company.

                  "TPG Investment Agreement" means the Investment Agreement dated as of February 23, 1998, by and between TPG and the Company, as in effect on February 23, 1998.

                  (e) The form of Note attached as Exhibit A to the Purchase Agreement is amended by deleting the last sentence of the third paragraph thereof. Such amendment shall be effective as to all Notes, whether currently outstanding or hereafter issued.

                  SECTION TWO - Conditions to Effectiveness. This Amendment shall become effective as of the date first above written when, and only when, the Purchaser shall have received counterparts of this Amendment executed by the Company and the Majority Holders or, as to any of the Holders, advice satisfactory to the Purchaser that such Holder has executed this Amendment and the satisfaction of the following additional conditions precedent:

                  (a) The Purchaser shall have received an opinion of Company Counsel, in form and substance satisfactory to the Purchaser, and such other certificates and documents as the Purchaser may reasonably request;

                  (b) The Company shall have paid to the Purchaser, for the account of the Holders, a fee in the amount of $2.0 million and all fees and expenses payable under Section 10.4 of the Purchase Agreement; and
                  (c) The Purchaser shall have received from TPG an agreement to deliver to the Purchaser a copy of all notices TPG delivers to or receives from the Company pursuant to Section 7.03 of the TPG Investment Agreement.

                  SECTION THREE - Representations, Warranties and Covenants. In order to induce the Holders to enter into this Amendment, the Company represents and warrants to each of the

Holders that after giving effect to this Amendment, (i) no Default or Event of Default has occurred and is continuing; and (ii) all of the representations and warranties in the Purchase Agreement, after giving effect to this Amendment, are true and complete in all material respects on and as of the date hereof as if made on the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), subject to the Disclosure Schedule attached hereto.

                  SECTION FOUR - Reference to and Effect on the Purchase Agreement and the Notes. On and after the effectiveness of this Amendment, each reference in the Purchase Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Purchase Agreement, and each reference in the Notes and each of the Financing Documents to "the Purchase Agreement", "thereunder", "thereof" or words of like import referring to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement, as amended by this Amendment. The Purchase Agreement, the Notes and each of the Financing Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Pledged Collateral described therein do and shall continue to secure the payment of all obligations of the Company under the Financing Documents, in each case as amended by this Amendment. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Holder or the Purchaser under the Financing Documents, nor constitute a waiver of any provision thereof.

                  SECTION FIVE - Costs, Expenses and Taxes. The Company agrees to pay all reasonable costs and expenses of the Purchaser in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any (including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel) in accordance with the terms of Section 10.4 of the Purchase Agreement. In addition, the Company shall pay or reimburse any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any, and agrees to save the Purchaser and each Holder harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

                  SECTION SIX - Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

                  SECTION SEVEN - Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any provisions thereof relating to conflicts of law).

                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                           OXFORD HEALTH PLANS, INC.



                                           By:
                                               -------------------------------
                                                Name:
                                                Title:

                                     HOLDERS


                                           OXFORD FUNDING, INC.


                                           By:
                                               -------------------------------
                                                Name:
                                                Title:


                                           MADELEINE LLC


                                           By:
                                               -------------------------------
                                                Name:
                                                Title:

                                      6.31

                                  SCHEDULE 6.31

                           DESIGNEES OF THE PURCHASER


1.       Craig R. Callen
2.       Paul Thompson III
3.       Robert C. Grien
4.       Mark W. Lanigan
5.       John W Patterson
6.       Ramsey A. Frank